Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $0.96

•	Net earnings of $223.3 million, or $0.96 per diluted share, compared to net earnings of $177.8 million, or $0.78 per diluted share

•	Deliveries of 6,318 homes – up 16%

•	New orders of 6,495 homes – up 10%; new orders dollar value of $2.3 billion – up 20%

•	Backlog of 8,250 homes – up 13%; backlog dollar value of $3.0 billion – up 22%

•	Revenues of $2.5 billion – up 24%

•	Lennar Homebuilding operating earnings of $333.7 million, compared to $261.9 million – up 27%
•Operating metrics in this segment were in line with the Company’s previously stated goals:

•	Gross margin on home sales of 24.1%, compared to 25.2% in Q3 2014, improved sequentially 30 basis points from Q2 2015

•	S,G&A expenses as a % of revenues from home sales improved to 9.9%, compared to 10.4% in Q3 2014 and 10.0% in Q2 2015

•	Operating margin on home sales of 14.1%, compared to 14.8% in Q3 2014, improved sequentially 30 basis points from Q2 2015

•	Lennar Financial Services operating earnings of $39.4 million, compared to $27.1 million

•	Rialto operating earnings (net of noncontrolling interests) of $9.0 million, compared to $12.4 million

•	Lennar Multifamily operating loss of $3.0 million, compared to operating earnings of $8.5 million

•	Formation of the Lennar Multifamily Venture with $1.1 billion in equity commitments ($504 million committed by Lennar)

•	Lennar Homebuilding cash and cash equivalents of $596 million

•	Exchanged or converted $169 million of the 2.75% convertible senior notes due 2020

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 46.5%

(more)

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Miami, September 21, 2015 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2015. Third quarter net earnings attributable to Lennar in 2015 were $223.3 million, or $0.96 per diluted share, compared to third quarter net earnings attributable to Lennar in 2014 of $177.8 million, or $0.78 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "During the third quarter, the housing market continued to improve in its slow and steady manner, as demonstrated in the past few years. The new home and rental markets continued to have significant pent-up demand, which positions us well for years to come. This demand is driven primarily by a large production deficit built up over the last several years, an increasing millennial population, reasonable affordability levels and high-rental occupancy rates."
Mr. Miller continued, "Our core homebuilding business continued to produce strong operating results in the third quarter. Gross and operating margins were 24.1% and 14.1% in the third quarter, respectively. Our average sales price of homes delivered increased 5% year-over-year to $350,000, from $332,000 in the third quarter of 2014. Our new home deliveries increased 16% in the third quarter, while our new home orders increased a solid 10%, compared to the same period last year. Our sales backlog dollar value increased 22% from the third quarter of last year to approximately $3.0 billion, keeping us well positioned going forward.
"Complementing our homebuilding business, our Lennar Financial Services segment continued its strong performance by increasing its earnings to $39.4 million in the third quarter from $27.1 million in the third quarter of 2014. The segment continues to grow its core earnings as our purchase volume increased as a result of increased Lennar home deliveries and our expanded retail presence. Additionally, the segment benefited from a strong, but more transient, refinance market.
"Our Rialto segment generated $9.0 million of income and continues to emerge as a best-in-class asset manager. Rialto’s fund investments are poised for strong long-term returns and its mortgage conduit business continues to produce steady, current earnings.
"Our multifamily rental segment has continued to mature with a geographically diversified pipeline.  As previously announced during the quarter, we further defined this platform by forming Lennar Multifamily Venture, an equity venture with global sovereign and institutional investors. This venture now gives us the ability to recognize current development earnings and to continue to own a portfolio of income producing properties."
Mr. Miller concluded, "We continue to execute our carefully-crafted strategy across all of our businesses. While our homebuilding business continues to be the primary driver of our quarterly earnings, we are in an excellent position across our multiple platforms."

3-3-3
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2015 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2014
Lennar Homebuilding
Revenues from home sales increased 22% in the third quarter of 2015 to $2.2 billion from $1.8 billion in the third quarter of 2014. Revenues were higher primarily due to a 16% increase in the number of home deliveries, excluding unconsolidated entities, and a 5% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 6,314 homes in the third quarter of 2015 from 5,450 homes in the third quarter of 2014. There was an increase in home deliveries in all of the Company's Homebuilding segments, except in Southeast Florida and in Homebuilding Other. The average sales price of homes delivered increased to $350,000 in the third quarter of 2015 from $332,000 in the third quarter of 2014. Sales incentives offered to homebuyers were $20,700 per home delivered in the third quarter of 2015, or 5.6% as a percentage of home sales revenue, compared to $20,400 per home delivered in the third quarter of 2014, or 5.8% as a percentage of home sales revenue, and $21,500 per home delivered in the second quarter of 2015, or 5.8% as a percentage of home sales revenue.
Gross margins on home sales were $531.4 million, or 24.1%, in the third quarter of 2015, compared to $456.2 million, or 25.2%, in the third quarter of 2014. Gross margin percentage on home sales decreased primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered. Gross profits on land sales were $6.7 million in the third quarter of 2015, compared to $4.3 million in the third quarter of 2014.
Selling, general and administrative expenses were $219.0 million in the third quarter of 2015, compared to $188.0 million in the third quarter of 2014. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.9% in the third quarter of 2015, from 10.4% in the third quarter of 2014 primarily due to improved operating leverage as a result of an increase in home deliveries.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $13.3 million in the third quarter of 2015, compared to ($2.1) million in the third quarter of 2014. In the third quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $21.5 million of equity in earnings from El Toro, one of the Company's unconsolidated entities, due to a gain on debt extinguishment and the sale of homesites to a third party. This was partially offset by the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities. In the third quarter of 2014, Lennar Homebuilding equity in loss from unconsolidated entities related to the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities.

4-4-4
Lennar Homebuilding interest expense was $58.9 million in the third quarter of 2015 ($55.5 million was included in cost of homes sold, $0.6 million in cost of land sold and $2.8 million in other interest expense), compared to $51.4 million in the third quarter of 2014 ($42.6 million was included in cost of homes sold, $0.4 million in cost of land sold and $8.4 million in other interest expense). Interest expense increased primarily due to an increase in the Company's outstanding debt and an increase in home deliveries, partially offset by an increase in qualifying assets eligible for interest capitalization and lower borrowing costs.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $39.4 million in the third quarter of 2015, compared to $27.1 million in the third quarter of 2014. The increase in profitability was primarily due to an increase in mortgage originations driven by a stronger refinance market and an increase in purchase volume as a result of increased Lennar home deliveries and an increase in purchase mortgages originated for non-Lennar homebuyers. The increase in volume also benefited the title operations.
Rialto
Operating earnings for the Rialto segment were $9.0 million in the third quarter of 2015 (which included $7.0 million of operating earnings and an add back of $2.0 million of net loss attributable to noncontrolling interests), compared to operating earnings of $12.4 million in the third quarter of 2014 (which included $7.8 million of operating earnings and an add back of $4.5 million of net loss attributable to noncontrolling interests).
Revenues in this segment were $51.6 million in the third quarter of 2015, compared to $40.8 million in the third quarter of 2014. Revenues increased primarily due to the receipt of $5.0 million of advanced distributions with regard to Rialto's carried interests in the Rialto real estate funds in order to cover income tax obligations resulting from allocations of taxable income due to Rialto's carried interests in these funds and an increase in securitization revenue and interest income from Rialto Mortgage Finance ("RMF").
Expenses in this segment were $53.3 million in the third quarter of 2015, compared to $47.6 million in the third quarter of 2014. Expenses increased primarily due to an increase in RMF securitization expenses and other general and administrative expenses.
Rialto equity in earnings from unconsolidated entities was $7.6 million and $20.0 million in the third quarter of 2015 and 2014, respectively, primarily related to the segment's share of earnings from the Rialto real estate funds. The decrease in equity in earnings was related to lower fair value adjustments of certain assets in the Rialto real estate funds in the third quarter of 2015 than in the same period last year.

5-5-5
Lennar Multifamily
Operating earnings (loss) for the Lennar Multifamily segment was ($3.0) million in the third quarter of 2015, compared to $8.5 million in the third quarter of 2014. In the third quarter of 2015, the operating loss primarily related to general and administrative expenses, partially offset by management fee income and by the segment's $5.7 million share of a gain as a result of the sale of an operating property by one of Lennar Multifamily's unconsolidated entities. In the third quarter of 2014, operating earnings primarily related to the segment's $14.7 million share of gains as a result of the sale of two operating properties by Lennar Multifamily unconsolidated entities and management fee income, partially offset by general and administrative expenses.
During the third quarter of 2015, the Lennar Multifamily segment completed the closing of the Lennar Multifamily Venture (the "Venture") for the development, construction and property management of class-A multifamily assets. With the first close, the Venture will have approximately $1.1 billion of equity commitments, including a $504 million co-investment commitment by Lennar, comprised of cash, undeveloped land and preacquisition costs. It will be seeded with 19 undeveloped multifamily assets that were previously purchased or under contract by the Lennar Multifamily segment, totaling 6,120 apartments.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $56.5 million, or 2.3% as a percentage of total revenues, in the third quarter of 2015, compared to $43.1 million, or 2.1% as a percentage of total revenues, in the third quarter of 2014.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $1.7 million and ($4.3) million in the third quarter of 2015 and 2014, respectively. Net earnings attributable to noncontrolling interests during the third quarter of 2015 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net loss attributable to noncontrolling interests during the third quarter of 2014 was primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

6-6-6
NINE MONTHS ENDED AUGUST 31, 2015 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2014
Lennar Homebuilding
Revenues from home sales increased 25% in the nine months ended August 31, 2015 to $5.7 billion from $4.6 billion in the nine months ended August 31, 2014. Revenues were higher primarily due to an 18% increase in the number of home deliveries, excluding unconsolidated entities, and a 6% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 16,604 homes in the nine months ended August 31, 2015 from 14,023 homes in the nine months ended August 31, 2014. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $343,000 in the nine months ended August 31, 2015 from $325,000 in the nine months ended August 31, 2014. Sales incentives offered to homebuyers were $21,300 per home delivered in the nine months ended August 31, 2015, or 5.8% as a percentage of home sales revenue, compared to $20,600 per home delivered in the nine months ended August 31, 2014, or 6.0% as a percentage of home sales revenue.
Gross margins on home sales were $1.4 billion, or 23.7%, in the nine months ended August 31, 2015, compared to $1.2 billion, or 25.3%, in the nine months ended August 31, 2014. Gross margin percentage on home sales decreased primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered. Gross margin on home sales in the nine months ended August 31, 2014 included $15.1 million of insurance recoveries and other nonrecurring items, which increased the gross margin percentage by 30 basis points. Gross profits on land sales totaled $22.2 million in the nine months ended August 31, 2015, compared to $26.1 million in the nine months ended August 31, 2014.
Selling, general and administrative expenses were $588.4 million in the nine months ended August 31, 2015, compared to $496.3 million in the nine months ended August 31, 2014. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.3% in the nine months ended August 31, 2015, from 10.9% in the nine months ended August 31, 2014 primarily due to improved operating leverage as a result of an increase in home deliveries.
Lennar Homebuilding equity in earnings from unconsolidated entities was $48.7 million in the nine months ended August 31, 2015, compared to $3.3 million in the nine months ended August 31, 2014. In the nine months ended August 31, 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $64.5 million of equity in earnings from El Toro, one of the Company's unconsolidated entities, due to the sale of approximately 700 homesites and a commercial property to third parties and a gain on debt extinguishment. This was partially offset by the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities. In the nine months ended August 31, 2014, Lennar Homebuilding equity in earnings from unconsolidated entities included $4.7 million primarily related to third-party land sales by one of the Company's unconsolidated entities, partially offset by the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities.

7-7-7
Lennar Homebuilding interest expense was $154.6 million in the nine months ended August 31, 2015 ($142.3 million was included in cost of homes sold, $1.7 million in cost of land sold and $10.7 million in other interest expense), compared to $141.6 million in the nine months ended August 31, 2014 ($107.6 million was included in cost of homes sold, $2.6 million in cost of land sold and $31.4 million in other interest expense). Interest expense increased primarily due to an increase in the Company's outstanding debt and an increase in home deliveries, partially offset by an increase in qualifying assets eligible for interest capitalization and lower borrowing costs.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $94.0 million in the nine months ended August 31, 2015, compared to $49.9 million in the nine months ended August 31, 2014. The increase in profitability was primarily due to an increase in mortgage originations driven by a stronger refinance market and an increase in purchase volume as a result of increased Lennar home deliveries and an increase in purchase mortgages originated for non-Lennar homebuyers. The increase in volume also benefited the title operations.
Rialto
Operating earnings for the Rialto segment were $21.2 million in the nine months ended August 31, 2015 (which included $16.7 million of operating earnings and an add back of $4.5 million of net loss attributable to noncontrolling interests), compared to operating earnings of $28.3 million in the nine months ended August 31, 2014 (which included $7.7 million of operating earnings and an add back of $20.7 million of net loss attributable to noncontrolling interests).
Revenues in this segment were $160.7 million in the nine months ended August 31, 2015, compared to $142.2 million in the nine months ended August 31, 2014. Revenues increased primarily due to an increase in securitization revenue and interest income from RMF and the receipt of $16.2 million of advanced distributions with regard to Rialto's carried interests in the Rialto real estate funds in order to cover income tax obligations resulting from allocations of taxable income due to Rialto's carried interests in these funds. This increase was partially offset by a decrease in interest income as a result of a decrease in the portfolio of loans Rialto owns because of loan collections, resolutions and real estate owned foreclosures and because Rialto no longer recognizes interest income under the accretable yield method. Instead interest income is recognized to the extent that loan collections exceed their carrying value.
Expenses in this segment were $161.6 million in the nine months ended August 31, 2015, compared to $174.8 million in the nine months ended August 31, 2014. Expenses decreased primarily due to a $37.4 million decrease in loan impairments, partially offset by an increase in other general and administrative expenses, RMF securitization expenses and interest expense.

8-8-8
Rialto equity in earnings from unconsolidated entities was $17.6 million and $43.3 million in the nine months ended August 31, 2015 and 2014, respectively, primarily related to the segment's share of earnings from the Rialto real estate funds. The decrease in equity in earnings was related to lower fair value adjustments of certain assets in the Rialto real estate funds in the nine months ended August 31, 2015 than in the same period last year.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $17.4 million in the nine months ended August 31, 2015, compared to $4.9 million in the nine months ended August 31, 2014. For the nine months ended August 31, 2015, the operating loss primarily related to general and administrative expenses, partially offset by management fee income, net general contractor income and by the segment's $5.7 million share of a gain as a result of the sale of an operating property by one of Lennar Multifamily's unconsolidated entities. For the nine months ended August 31, 2014, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by the segment's $14.7 million share of gains as a result of the sale of two operating properties by Lennar Multifamily unconsolidated entities and management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $150.4 million, or 2.3% as a percentage of total revenues, in the nine months ended August 31, 2015, compared to $119.5 million, or 2.3% as a percentage of total revenues, in the nine months ended August 31, 2014.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $5.2 million and ($17.6) million in the nine months ended August 31, 2015 and 2014, respectively. Net earnings attributable to noncontrolling interests during the nine months ended August 31, 2015 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net loss attributable to noncontrolling interests during the nine months ended August 31, 2014 were primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
Debt Transactions
During the nine months ended August 31, 2015, the Company paid and delivered approximately $169 million in cash and 4.2 million shares of Class A common stock on exchange or conversion of approximately $169 million aggregate principal amount of its 2.75% convertible senior notes due 2020.

9-9-9
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief that our homebuilding business is well positioned for years to come, our belief that Rialto’s fund investments are poised for strong long-term returns and our belief that we are in excellent positions across all our multiple platforms. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the multifamily rental market; unfavorable or unanticipated losses in legal proceedings that substantially exceed our expectations; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2014. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Monday, September 21, 2015. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1809 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2015	2014	2015	2014
Revenues:
Lennar Homebuilding	$2,232,318	1,830,771	5,789,788	4,696,941
Lennar Financial Services	168,748	128,379	463,460	316,347
Rialto	51,554	40,848	160,682	142,196
Lennar Multifamily	39,078	14,036	114,511	40,390
Total revenues	$2,491,698	2,014,034	6,528,441	5,195,874

Lennar Homebuilding operating earnings	$333,712	261,928	834,145	658,657
Lennar Financial Services operating earnings	39,437	27,144	94,017	49,902
Rialto operating earnings	6,993	7,835	16,682	7,662
Lennar Multifamily operating earnings (loss)	(2,990)	8,500	(17,378)	(4,879)
Corporate general and administrative expenses	(56,494)	(43,072)	(150,355)	(119,501)
Earnings before income taxes	320,658	262,335	777,111	591,841
Provision for income taxes	(95,621)	(88,895)	(250,573)	(215,819)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	225,037	173,440	526,538	376,022
Less: Net earnings (loss) attributable to noncontrolling interests	1,725	(4,317)	5,247	(17,571)
Net earnings attributable to Lennar	$223,312	177,757	521,291	393,593

Average shares outstanding:
Basic	206,439	202,354	204,120	202,103
Diluted	230,548	228,228	230,635	227,957

Earnings per share:
Basic	$1.07	0.87	2.53	1.92
Diluted (1)	$0.96	0.78	2.25	1.73

Supplemental information:
Interest incurred (2)	$70,746	70,806	217,237	206,406

EBIT (3):
Net earnings attributable to Lennar	$223,312	177,757	521,291	393,593
Provision for income taxes	95,621	88,895	250,573	215,819
Interest expense	58,922	51,381	154,631	141,565
EBIT	$377,855	318,033	926,495	750,977

(1)
Diluted earnings per share includes an add back of interest of $2.0 million and $5.9 million for both the three and nine months ended August 31, 2015 and 2014, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2015	2014	2015	2014
Lennar Homebuilding revenues:
Sales of homes	$2,209,010	1,811,422	5,693,691	4,557,019
Sales of land	23,308	19,349	96,097	139,922
Total revenues	2,232,318	1,830,771	5,789,788	4,696,941

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,677,648	1,355,260	4,341,703	3,405,189
Cost of land sold	16,636	15,011	73,865	113,869
Selling, general and administrative	218,999	188,048	588,372	496,259
Total costs and expenses	1,913,283	1,558,319	5,003,940	4,015,317
Lennar Homebuilding operating margins	319,035	272,452	785,848	681,624
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	13,300	(2,080)	48,693	3,304
Lennar Homebuilding other income (expense), net	4,189	(63)	10,305	5,088
Other interest expense	(2,812)	(8,381)	(10,701)	(31,359)
Lennar Homebuilding operating earnings	$333,712	261,928	834,145	658,657

Lennar Financial Services revenues	$168,748	128,379	463,460	316,347
Lennar Financial Services costs and expenses	129,311	101,235	369,443	266,445
Lennar Financial Services operating earnings	$39,437	27,144	94,017	49,902

Rialto revenues	$51,554	40,848	160,682	142,196
Rialto costs and expenses	53,323	47,644	161,610	174,824
Rialto equity in earnings from unconsolidated entities	7,590	19,973	17,582	43,266
Rialto other income (expense), net	1,172	(5,342)	28	(2,976)
Rialto operating earnings	$6,993	7,835	16,682	7,662

Lennar Multifamily revenues	$39,078	14,036	114,511	40,390
Lennar Multifamily costs and expenses	47,072	20,482	136,293	59,958
Lennar Multifamily equity in earnings from unconsolidated entities	5,004	14,946	4,404	14,689
Lennar Multifamily operating earnings (loss)	$(2,990)	8,500	(17,378)	(4,879)

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended August 31,
Deliveries:	2015	2014	2015	2014	2015	2014
	Homes		Dollar Value		Average Sales Price
East	2,401	1,962	$730,961	567,359	$304,000	289,000
Central	987	899	316,924	265,310	321,000	295,000
West	1,411	1,050	638,168	451,748	452,000	430,000
Southeast Florida	482	499	175,933	161,755	365,000	324,000
Houston	685	676	196,471	181,273	287,000	268,000
Other	352	371	151,971	188,586	432,000	508,000
Total	6,318	5,457	$2,210,428	1,816,031	$350,000	333,000
Of the total homes delivered listed above, 4 homes with a dollar value of $1.4 million and an average sales price of $354,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2015, compared to 7 home deliveries with a dollar value of $4.6 million and an average sales price of $658,000 for the three months ended August 31, 2014.

New Orders:	Homes		Dollar Value		Average Sales Price
East	2,463	2,090	$730,795	598,856	$297,000	287,000
Central	1,029	936	350,012	276,976	340,000	296,000
West	1,411	1,250	683,352	542,575	484,000	434,000
Southeast Florida	607	591	208,207	206,287	343,000	349,000
Houston	606	689	184,075	183,932	304,000	267,000
Other	379	333	180,875	133,844	477,000	402,000
Total	6,495	5,889	$2,337,316	1,942,470	$360,000	330,000
Of the total new orders listed above, 29 homes with a dollar value of $18.0 million and an average sales price of $621,000 represent new orders from unconsolidated entities for the three months ended August 31, 2015, compared to 39 new orders with a dollar value of $23.9 million and an average sales price of $614,000 for the three months ended August 31, 2014.

	For the Nine Months Ended August 31,
Deliveries:	2015	2014	2015	2014	2015	2014
	Homes		Dollar Value		Average Sales Price
East	6,198	5,215	$1,836,088	1,493,323	$296,000	286,000
Central	2,619	2,252	823,003	638,563	314,000	284,000
West	3,690	2,767	1,644,870	1,175,175	446,000	425,000
Southeast Florida	1,379	1,171	491,270	392,830	356,000	335,000
Houston	1,782	1,714	504,034	469,544	283,000	274,000
Other	967	934	413,552	406,016	428,000	435,000
Total	16,635	14,053	$5,712,817	4,575,451	$343,000	326,000
Of the total homes delivered listed above, 31 homes with a dollar value of $19.1 million and an average sales price of $617,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2015, compared to 30 home deliveries with a dollar value of $18.4 million and an average sales price of $614,000 for the nine months ended August 31, 2014.

New Orders:	Homes		Dollar Value		Average Sales Price
East	7,032	5,918	$2,110,238	1,698,884	$300,000	287,000
Central	3,158	2,747	1,035,381	800,172	328,000	291,000
West	4,357	3,396	2,029,917	1,479,886	466,000	436,000
Southeast Florida	1,547	1,480	537,615	495,391	348,000	335,000
Houston	1,810	2,002	533,184	546,838	295,000	273,000
Other	1,149	994	509,196	406,252	443,000	409,000
Total	19,053	16,537	$6,755,531	5,427,423	$355,000	328,000
Of the total new orders listed above, 79 homes with a dollar value of $48.0 million and an average sales price of $608,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2015, compared to 63 new orders with a dollar value of $38.9 million and an average sales price of $618,000 for the nine months ended August 31, 2014.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	August 31,
Backlog:	2015	2014	2015	2014	2015	2014
	Homes		Dollar Value		Average Sales Price
East	3,046	2,671	$944,658	808,348	$310,000	303,000
Central	1,500	1,139	523,098	358,771	349,000	315,000
West	1,658	1,245	822,611	562,474	496,000	452,000
Southeast Florida	744	916	261,021	318,641	351,000	348,000
Houston	858	957	255,016	258,577	297,000	270,000
Other	444	362	209,285	169,861	471,000	469,000
Total	8,250	7,290	$3,015,689	2,476,672	$366,000	340,000
Of the total homes in backlog listed above, 115 homes with a backlog dollar value of $68.7 million and an average sales price of $598,000 represent the backlog from unconsolidated entities at August 31, 2015, compared to 37 homes with a backlog dollar value of $23.0 million and an average sales price of $622,000 at August 31, 2014.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2015	2014	2014
Lennar Homebuilding debt	$5,261,862	4,690,213	4,692,880
Stockholders' equity	5,360,016	4,827,020	4,581,479
Total capital	$10,621,878	9,517,233	9,274,359
Lennar Homebuilding debt to total capital	49.5%	49.3%	50.6%

Lennar Homebuilding debt	$5,261,862	4,690,213	4,692,880
Less: Lennar Homebuilding cash and cash equivalents	595,719	885,729	542,241
Net Lennar Homebuilding debt	$4,666,143	3,804,484	4,150,639
Net Lennar Homebuilding debt to total capital (1)	46.5%	44.1%	47.5%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.